EXHIBIT 21

SUBSIDIARIES OF CASH AMERICA INTERNATIONAL, INC.

Jurisdiction of
Name	Incorporation

Cash America International, Inc.	Texas

Cash America, Inc.	Delaware
Cash America, Inc. of Louisiana	Delaware
RATI Holding, Inc.	Texas

Cash America, Inc. of Tennessee	Tennessee

Cash America, Inc. of Oklahoma	Oklahoma

Cash America, Inc. of South Carolina	South Carolina

Florida Cash America, Inc.	Florida

Georgia Cash America, Inc.	Georgia

Cash America, Inc. of North Carolina	North Carolina

Cash America Pawn, Inc. of Ohio	Ohio

Cash America, Inc. of Alabama	Alabama

Cash America, Inc. of Colorado	Colorado

Cash America, Inc. of Indiana	Indiana

Cash America Pawn L.P.	Delaware

Cash America Management L.P.	Delaware

Cash America Holding, Inc.	Delaware

Harvey & Thompson Limited	England

Express Cash International Corporation	Delaware

CAII Pantbelåning AB	Sweden
AB Svensk Pantbelåning	Sweden
Svensk Pantbelåning Service AB	Sweden

Cash America of Missouri, Inc.	Missouri
Vincent’s Jewelers and Loan, Inc.	Missouri

Mr. Payroll Corporation	Delaware

Cash America, Inc. of Utah	Utah

Cash America Franchising, Inc.	Delaware

Cash America Financial Services, Inc.	Delaware

Cash America, Inc. of Illinois	Illinois
Uptown City Pawners, Inc.	Illinois

Doc Holliday’s Pawnbrokers & Jewelers, Inc.	Delaware
Longhorn Pawn & Gun, Inc.	Texas
Bronco Pawn & Gun, Inc.	Oklahoma
Gamecock Pawn & Gun, Inc.	South Carolina
Hornet Pawn & Gun, Inc.	North Carolina
Tiger Pawn & Gun, Inc.	Tennessee

Cashland Financial Services, Inc.	Delaware